MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH HIGH CURRENT INCOME FUND

SERIES #4

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
07/19/00	Mandalay Bay 10.25% 08/01/07	$1,500,000.	$500,000,000.	Bank of America
09/27/00	Triton Energy 8.875% 10/01/07	$1,000,000.	$300,000,000.	Chase
11/17/00	Seagate Technology 12.50% 11/15/07	$2,000,000.	$210,000,000.	Chase

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